Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: October 29, 2004
CONTACT: Paul Zogas, President (708) 598-9400

MIDLAND CAPITAL HOLDINGS CORPORATION
REPORTS FISCAL 1st QUARTER EARNINGS
AND DECLARES REGULAR CASH DIVIDEND

     BRIDGEVIEW, ILLINOIS — Midland Capital Holdings Corporation (OTC Bulletin Board: MCPH) (the “Company”), the holding company for Midland Federal Savings and Loan Association (“Midland Federal”) today announced that net income for the quarter ended September 30, 2004 totaled $240,000, or $0.64 per diluted share, compared to net income of $547,000, or $1.47 per diluted share for the quarter ended September 30, 2003. Net income in the quarter ended September 30, 2003 was increased by the collection of non-accruing loan interest in the amount of $142,000, net of income taxes, as well as a $286,000 gain, net of income taxes, from the satisfaction of deficiency judgments, both of which were the result of a loan workout agreement that was paid in full during the quarter ended September 30, 2003. Exclusive of these items, net income for the quarter ended September 30, 2003 would have been $119,000, or $0.32 per diluted share. The current quarter also included the collection of non-accruing loan interest from another loan workout agreement in the amount of $10,000, net of income taxes, or $.03 per diluted share.

     Midland Capital Holdings Corporation also announced that it will pay a regular cash dividend of $0.20 per share for the quarter ended September 30, 2004. The dividend will be payable November 18, 2004 to shareholders of record as of November 8, 2004.

     Annualized return on average assets and annualized return on average equity during the quarter ended September 30, 2003 were 0.63% and 8.09%, respectively, compared to 1.37% and 19.62%, respectively, for the comparable prior year quarter.

     Net interest income decreased $41,000 to $1.2 million in the quarter ended September 30, 2004 as compared to the prior year quarter. The decrease in net interest income is primarily attributed to the collection of $15,000 of non-accruing loan interest in the current period as compared to the collection of $216,000 of non-accruing loan interest in the prior year period.

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     The Company’s interest rate spread increased to 3.30% for the three months ended September 30, 2004 from 3.24% for the prior year period. The increase in interest rate spread was primarily due to a decrease in the Company’s average yield paid on interest costing deposits to 1.11% in the current period from 1.46% in the prior year period. The decrease in the average yield paid on interest costing deposits offset a decrease in the average yield earned on interest earning assets to 4.41% in the current period from 4.71% in the prior year period. The average balance of net earning assets also increased by $2.9 million to $18.7 million compared with the prior year period.

     Non-interest income decreased $567,000 to $223,000 in the quarter ended September 30, 2004 as compared to the prior year quarter. The primary factors for the decrease in non-interest income in the current quarter were the elimination of a $433,000 gain from the satisfaction of deficiency judgments which occurred in the prior year period, a $103,000 decrease in loan fees and service charges, a $14,000 decrease in deposit related fees and a $6,000 decrease in commission income. The decrease in loan fees and service charges in the current quarter is attributed to a decrease in loan origination activity compared to the prior year period.

     Non-interest expense decreased $128,000 to $1.1 million in the quarter ended September 30, 2004 as compared to the prior year quarter. The decrease in non-interest expense is primarily the result of an $81,000 decrease in staffing costs, a $34,000 decrease in office occupancy expense and a $16,000 decrease in professional fees. The decrease in staffing costs is primarily attributed to a $63,000 decrease in loan origination commissions, due to a decrease in lending volume offset by a $9,000 increase in the cost of employee benefits.

     Non-performing assets were .09% of total assets at September 30, 2004 and consisted of $133,000 in non-performing loans. The Company incurred no loan charge offs and made no loan loss provisions during the quarter ended September 30, 2004. As a result, the allowance for loan losses remained unchanged at $460,000, or .48% of total loans, at September 30, 2004 compared to .49% of total loans, at June 30, 2004. At September 30, 2004 the Company’s ratio of allowance for loan losses to non-performing loans was 344.99% compared to 829.00% at June 30, 2004.

     At September 30, 2004 the Company’s assets totaled $149.5 million, compared to total assets of $153.6 million at June 30, 2004. Net loans receivable increased $1.5 million to $96.1 million at September 30, 2004. Total deposits decreased $4.8 million to $135.7 million at September 30, 2004. The net decrease in deposits is primarily attributed to increased competition for interest costing deposits in the current rising interest rate environment.

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     Stockholders’ equity in the Company totaled $11.9 million at September 30, 2004 resulting in a book value per common share of $32.05 based upon 372,600 shares outstanding. At September 30, 2004 Midland Federal’s capital ratios exceeded all of its regulatory capital requirements with both tangible and core capital ratios of 7.04% and a risk-based capital ratio of 13.60%. Midland Federal’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Midland Federal operates four banking offices located in Chicago, Homer Glen and Bridgeview, Illinois.

(Selected Consolidated Financial Information follows)

FINANCIAL HIGHLIGHTS
Unaudited

SELECTED FINANCIAL CONDITION DATA:	September 30,	June 30,
	2004	2004

Total assets	$149,455,865	153,560,361
Loans receivable, net	96,076,439	94,542,860
Mortgage-backed securities	2,468,471	2,941,517
Cash and cash equivalents	45,108,261	50,496,629
Investment securities	1,285,312	1,234,375
Deposits	135,667,630	140,436,704
Stockholders’ equity	11,940,919	11,742,314
PER SHARE DATA:
Book value per common share at period end	$32.05	$31.51
SELECTED ASSET QUALITY RATIOS:
Non-performing loans to loans receivable, net	.14%	.06%
Non-performing assets to total assets	.09%	.04%
Allowance for loan losses to non-performing loans	344.99%	829.00%
Allowance for loan losses to total loans	.48%	.49%

SELECTED OPERATIONS DATA:	Three Months Ended
	September 30,
	2004	2003
Total interest income	$1,580,631	1,764,827
Total interest expense	347,148	490,728

Net interest income	1,233,483	1,274,099
Provision for loan losses	—	15,000

Net interest income after provision for loan losses	1,233,483	1,259,099

Non-interest income	223,384	790,908
Non-interest expense	1,093,738	1,221,405

Income before income taxes	363,129	828,602
Income tax expense	123,464	281,725

Net income	$239,665	546,877

PER SHARE DATA:
Earnings per basic share	$0.64	1.47
Earnings per diluted share	$0.64	1.47
SELECTED OPERATING RATIOS:
Annualized return on average assets	0.63%	1.37%
Annualized return on average equity	8.09%	19.62%
Annualized operating expenses to average total assets	2.90%	3.06%
Interest rate spread during the period	3.30%	3.24%
Net interest margin	3.44%	3.40%
Average interest-earning assets to average interest-bearing liabilities	114.98%	111.75%